Exhibit 99.1


News                                     Phillips Petroleum Company
                                         Media Relations
                                         Bartlesville, Oklahoma 74004
                                         www.phillips66.com/newsroom
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CONTACTS:                                       FOR IMMEDIATE RELEASE
     Kristi DesJarlais (media) 918-661-6117     ---------------------
     Clayton Reasor (investors) 212-207-1996


                Phillips Closes on Acquisition of Tosco

                 Panatier to head Phillips 66 Company,
                        Combined RM&T business

BARTLESVILLE, Okla., Sept. 17, 2001 --- Phillips Petroleum Company [NYSE:P] has closed on its acquisition of Tosco Corporation after receiving regulatory clearance from the U.S. Federal Trade Commission
(FTC).  There were no requirements for divestiture of assets.

Following the transaction, each share of Tosco common stock was converted into the right to receive 0.8 of a share of Phillips common stock. Information regarding exchange of share certificates will be sent to former Tosco shareholders as soon as practicable. Phillips' stock is listed on the New York Stock Exchange under the symbol "P", as well as the Pacific and Toronto stock exchanges.

"We have combined two strong complementary companies into a significant refining and marketing competitor in the United States," said Jim Mulva, Phillips' chairman and chief executive officer. "Acquiring Tosco is the fourth integral piece of a strategic growth plan we set for ourselves two years ago. We have successfully positioned our four business lines to compete more effectively and, in doing so, have set the foundation for further profitable growth. Moving forward, our focus will be on integrating and developing synergies in our refining, marketing and transportation business, and further growing our worldwide exploration and production position."

Effective with the close of the transaction, as previously announced, Michael J. Panatier is chief operating officer of Phillips' refining, marketing and transportation business, Phillips 66 Company. Panatier also will retain his current role as executive vice president of Phillips Petroleum Company.


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Phillips Closes on Acquisition of Tosco
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"We remain committed to both companies' customers, dealers and distributors, and will work to integrate our assets as seamlessly as possible," said Panatier. "In the days and months ahead, we'll focus our attention on integrating the two businesses. Looking ahead, we intend to use our intellectual capital to become a more efficient and cost-effective refiner, rationalize our marketing operations, and optimize our supply chain. And, as always, we'll remain vigilant about the safety of our employees, our neighbors and the environment."

Also effective upon closing, Tom O'Malley, currently chairman and chief executive officer of Tosco, is an employee of Phillips Petroleum Company, serving both as vice chairman and as a member of the company's board of directors. O'Malley, 60, will remain an employee and vice chairman through Dec. 31, 2001, after which he will continue as a director of the company.

Phillips 66 Company now owns 10 U.S. refinery systems with a combined capacity of 1.7 million barrels per day, along with a 75,000 barrels-per-day refinery in Ireland. The company will market its products nationwide through approximately 12,400 branded outlets using several well-recognized brands, including Phillips 66, '76 and Circle K.

The company's refining headquarters is located in Linden, N.J., with marketing headquarters based in Tempe, Ariz. Certain functions, including research and development, are housed at Phillips' corporate headquarters in Bartlesville, Okla.

"I am confident that we will realize efficiencies through this transaction. In fact, we expect to achieve or exceed synergies of $250 million in 2002," said Mulva. "At this point, we don't know what the final effect will be on the combined workforce. As with any major change, a close look is being taken at how things are done today and how they might be done more efficiently in the future."

Mulva concluded: "We remain confident that we have taken the best course of action for our company's future. With our balanced portfolio of assets, scale, and financial flexibility, we can deliver the growth and value that our shareholders expect. We now have positioned our RM&T business to compete fully in the domestic marketplace, which, when combined with our strong worldwide exploration and production operations, puts us among the leaders in the integrated oil industry."

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      Additional information about the transaction can be found at
         www.phillips66.com/newsroom/images&charts/newRM&T.htm
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                                  and
   www.phillips66.com/newsroom/images&charts/newRM&Tfinancials.htm.
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Phillips Closes on Acquisition of Tosco
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 CAUTIONARY STATEMENT FOR THE PURPOSES OF THE "SAFE HARBOR" PROVISIONS
        OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains forward-looking statements about, among other things, Phillips' refining, marketing and transportation business, and the acquisition of Tosco Corporation. Where in any forward-looking statement, Phillips has expressed an estimate, potential expectation or belief as the future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However there can be no assurance that the statement of expectation or belief will result or be achieved. The actual results may be affected by a variety of risks, which could cause the stated expectation or belief to differ materially. Some of the important risk factors, but not necessarily all such factors that may cause expectations or results to differ, are: the successful integration of Tosco personnel, business systems and operations with those of the company; and the achievement of the forecasted synergies from the acquisition. Additional information concerning factors that could cause actual results to differ materially are contained in Phillips' reports with the Securities and Exchange Commission (SEC). Copies of the company's SEC filings are available by calling Phillips at 918-661-3700. These reports also are available through Phillips' site at http://www.phillips66.com.
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